Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Square, Inc.:
We consent to the incorporation by reference in the registration statement (Nos. 333-223271, 333‑216249, 333-210087 and 333-208098) on Form S-8 of Square, Inc. of our report dated February 27, 2019, with respect to the consolidated balance sheets of Square, Inc. and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10‑K of Square, Inc.
Our report on the consolidated financial statements contains an explanatory paragraph that states the Company acquired Weebly, Inc. on May 31, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Weebly, Inc.’s internal controls over financial reporting associated with 2% of total assets and 1% of total net revenue included in the consolidated financial statements of the Company as of and for the year ended December 31, 2018. Our audit of internal control over financial reporting of the Company as of December 31, 2018 also excluded an evaluation of the internal control over financial reporting of Weebly, Inc.
Our report on the consolidated financial statements refers to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers, effective January 1, 2018.

/s/ KPMG LLP
San Francisco, California
February 27, 2019